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                                August 18, 1998

Quantum Corporation
500 McCarthy Boulevard
Milpitas, California 95035

  RE: REGISTRATION STATEMENT ON FORM S-4

Gentlemen:

  We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about August 18, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 18,000,000 shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the acquisition transaction set forth in the Registration Statement.

  It is our opinion that, when issued and sold in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully-paid and non-assessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                          Very truly yours,

                                          Wilson Sonsini Goodrich & Rosati,
                                          Professional Corporation

                                          /s/ Wilson Sonsini Goodrich & Rosati